Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC REPORTS FIRST QUARTER RESULTS

St. Peters, MO, April 26, 2007 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended March 31, 2007.

Summary of first quarter results:

•	Net sales of $440.4 million
•	Gross margin of $222.5 million (50.5% of net sales)
•	Operating income of $187.7 million (42.6% of net sales)
•	Cash and short-term investment balances of $838.1 million

The company reported first quarter net sales of $440.4 million, which represents an increase of 4.7% from the fourth quarter 2006 level of $420.5 million. Gross margin in the quarter was $222.5 million, or 50.5% of net sales, compared to $203.3 million, or 48.3% of net sales, in the 2006 fourth quarter. Operating expenses totaled $34.8 million in the quarter, or 7.9% of sales, compared to $34.7 million, or 8.2% of sales, in the fourth quarter. Operating income in the quarter was $187.7 million, or 42.6% of net sales, compared to $168.6 million, or 40.1% of net sales, in the fourth quarter. Non-operating expense in the quarter includes a non-cash charge of $1.1 million, reflecting the required end of period valuation of the Suntech warrants.

Using an estimated effective cash tax rate of 15%, non-GAAP net income for the first quarter of 2007 was $164.3 million and non-GAAP diluted EPS was $0.71. Net income for the first quarter, using a book tax rate of 30.2%, was $134.7 million and GAAP diluted EPS was $0.58. Both GAAP and non-GAAP EPS figures include $7.4 million in pre-tax stock compensation expense and a $1.1 million pre-tax charge relating to the Suntech warrants. See non-GAAP reconciliation information at the end of this press release following the financial statement tables.

During the first quarter, the company generated operating cash flow of $214.5 million, or 48.7% of sales. Capital expenditures for the quarter totaled $47.9 million, or 10.9% of sales. Free cash flow (operating cash flow minus capital expenditures) was $166.6 million or 37.8% of sales. MEMC ended the first quarter with cash and short-term investments of $838.1 million, compared to $585.5 million at the end of the prior quarter. Cash balances include an additional security deposit made by a long-term supply agreement customer of $66 million.

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MEMC ELECTRONIC MATERIALS

Commenting on the company’s performance, Nabeel Gareeb, MEMC’s Chief Executive Officer said, “We are pleased to have grown revenue by almost 5% over the previous quarter, despite some semiconductor application areas being weaker than anticipated. Solar demand, however, remained healthy.”

“In addition to revenue growth in the first quarter,” continued Gareeb, “the company continued to improve margins, generate high levels of free cash flow, and further improve its already strong balance sheet. Cash and short-term investments grew by 43% over the previous quarter to over $838 million, while total debt remained flat at $35 million.”

“During the quarter, the company commenced its first shipments of solar wafers. This marks an important milestone for MEMC as we introduce this new product line given our 50 years of experience in making wafers.”

Second Quarter 2007 Outlook

“Although the demand environment for some of our semiconductor customers seems to be improving compared to a soft first quarter, the wafer inventory recovery is lagging that improvement in the early part of this quarter; in addition, other customers seem to have remnant inventory issues from the holiday season. Demand from the solar market, however, continues to be healthy. Based on customer indications, we are targeting revenues of approximately $460-$470 million for the second quarter. In addition, we are targeting margins to improve by approximately 100 basis points compared to the first quarter, with operating expenses between $36-$37 million,” concluded Gareeb.

Other Events

The company also announced the appointment of Marshall Turner to MEMC’s board of directors, effective April 25, 2007. Last year, Mr. Turner completed three years as the chief executive officer of Toppan Photomasks, Inc., formerly named “Dupont Photomasks, Inc.” prior to its acquisition by Toppan Printing Company, Ltd. in April 2005. Mr. Turner is also a member of the board of directors of Xilinx, Inc. and the Alliance Bernstein Funds, and is a member of the boards of directors or advisory boards of several privately-held technology companies, including Toppan Photomasks. He is also a director of the George Lucas Educational Foundation and a trustee of the ResearchChannel. Prior to 2003, he was a general partner or principal of venture capital firms for thirty years. Mr. Turner has previously been a board member of twenty public and private companies, as well as four investment companies and eight non-profit organizations.

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MEMC ELECTRONIC MATERIALS

Conference Call

MEMC will host a conference call today, April 26, 2007, at 4:30 p.m. ET to discuss the company’s first quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 6:30 p.m. ET on April 26, 2007, until 11:59 p.m. ET on May 3, 2007. To access the replay, please dial (203) 369-3179 at any time during that period. A replay will also be available until 11:59 p.m. ET on May 3, 2007 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

Certain matters discussed in this news release are forward-looking statements, including our expectation that second quarter 2007 sales are targeted to be approximately $460-$470 million; and that margins are targeted to increase by approximately 100 basis points from the first quarter; with operating expenses between $36-$37 million. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission.

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These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; Dollars in millions, except share data)

	Three Months Ended

	March 31,	December 31,	March 31,
	2007	2006	2006

Net sales	$ 440.4	$ 420.5	$ 341.5
Cost of goods sold	217.9	217.2	208.8
Gross margin	222.5	203.3	132.7

Operating expenses:
Marketing and administration	25.3	25.9	22.6
Research and development	9.5	8.8	8.4
Operating income	187.7	168.6	101.7

Nonoperating (income) expense:
Interest expense	0.3	0.4	1.0
Interest income	(8.4)	(6.2)	(1.6)
Loss (gain) on warrants	1.1	(21.3)	0.0
Other income, net	(0.2)	(0.8)	(0.8)
Total nonoperating (income) expense	(7.2)	(27.9)	(1.4)
Income before income tax expense and minority interests	194.9	196.5	103.1
Income tax expense	58.8	66.1	34.8
Income before minority interests	136.1	130.4	68.3
Minority interests	(1.4)	(1.5)	(1.0)
Net income	$ 134.7	$ 128.9	$ 67.3

Basic income per share	$ 0.60	$ 0.58	$ 0.30
Diluted income per share	$ 0.58	$ 0.56	$ 0.29

Weighted average shares used in computing basic income per share	223,971,069	222,728,419	221,695,347
Weighted average shares used in computing diluted income per share	231,627,942	230,330,246	229,114,697

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	March 31,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 783.4	$ 527.5
Short-term investments	54.7	58.0
Accounts receivable, net	210.4	199.0
Inventories	66.7	80.2
Prepaid and other current assets	25.0	34.8
Total current assets	1,140.2	899.5
Property, plant and equipment, net	626.5	603.5
Deferred tax assets, net	121.0	119.5
Other assets	151.3	143.0
Total assets	$ 2,039.0	$ 1,765.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 5.1	$ 5.0
Accounts payable	121.8	125.4
Accrued liabilities	44.7	40.3
Accrued wages and salaries	33.3	32.8
Customer deposits	50.5	-
Income taxes payable	75.6	54.3
Total current liabilities	331.0	257.8
Long-term debt, less current portion	29.6	29.4
Pension and post-employment liabilities	83.0	85.2
Deferred revenue	79.9	68.1
Other liabilities	147.0	119.5
Total liabilities	670.5	560.0
Minority interests	33.7	38.6
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-
Common stock	2.3	2.2
Additional paid-in capital	273.8	242.5
Retained earnings	1,069.1	933.8
Accumulated other comprehensive loss	(6.2)	(7.4)
Treasury stock	(4.2)	(4.2)
Total stockholders' equity	1,334.8	1,166.9
Total liabilities and stockholders' equity	$ 2,039.0	$ 1,765.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in millions)

	Three Months Ended
	March 31,	December 31,	March 31,
	2007	2006	2006

Cash Flows from Operating Activities:
Net income	$ 134.7	$ 128.9	$ 67.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19.0	18.7	16.4
Minority interests	1.4	1.5	1.0
Stock compensation	7.4	7.1	3.6
Working capital and other	52.0	(3.8)	32.0
Net cash provided by operating activities	214.5	152.4	120.3

Cash Flows from Investing Activities:
Proceeds from sales and maturities of investments	14.2	15.8	3.4
Purchases of investments	(11.7)	(44.4)	(2.0)
Capital expenditures	(47.9)	(51.6)	(29.7)
Proceeds from insurance settlement	-	-	0.1
Net cash used in investing activities	(45.4)	(80.2)	(28.2)

Cash Flows from Financing Activities:
Net short-term borrowings	-	-	(13.0)
Proceeds from customer deposits	63.7	16.0	-
Principal payments on long-term debt	-	(2.5)	-
Excess tax benefits from stock-based compensation arrangements	12.1	9.4	-
Proceeds from issuance of common stock	10.2	10.9	3.3
Net cash provided by (used in) financing activities	86.0	33.8	(9.7)

Effect of exchange rate changes on cash and cash equivalents	0.8	3.1	1.3

Net increase in cash and cash equivalents	255.9	109.1	83.7
Cash and cash equivalents at beginning of period	527.5	418.4	126.5
Cash and cash equivalents at end of period	$ 783.4	$ 527.5	$ 210.2

Reconciliation of GAAP Net Income and EPS

to non-GAAP Net Income and EPS

	Net Income	EPS
GAAP	$ 134.7	$ 0.58
Cash Tax Difference*	29.6	0.13
Non-GAAP	$ 164.3	$ 0.71

*Our estimated cash tax rate is the estimated tax payable on our tax returns as a percentage of estimated annual pre-tax book income. The annual cash tax rate is estimated quarterly by reference to book taxable income and then taking into account temporary book/tax differences and any tax basis items reflected on our annual tax returns. The Q1 2007 estimated cash tax rate is 15%. The Q1 2007 book tax rate is 30.2%, giving rise to a $29.6 million tax difference from GAAP to non-GAAP EPS calculations as reflected in the above table.